As filed with the Securities and Exchange Commission on May 17, 2013.  Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TEXAS ROADHOUSE, INC.

(Exact name of company as specified in its charter)

Delaware	20-1083890
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6040 Dutchmans Lane, Suite 400

Louisville, Kentucky 40205

(Address of Principal Executive Offices, including Zip Code)

Texas Roadhouse, Inc. 2013 Long-Term Incentive Plan

(Full Title of the Plan)

Jill Marchant

General Counsel

Texas Roadhouse, Inc.

6040 Dutchmans Lane

Louisville, Kentucky  40205

(502) 426-9984

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	7,000,000 shares (1)	$24.01 (2)	$168,070,000	$22,924.75

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2013 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of determining the registration fee. Pursuant to Rule 457, a proposed offering price of $24.01, the average high and low prices on May 16, 2013 as reported by the Nasdaq Global Select System, was used.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to employees or others as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

(1)           The Registrant’s Annual Report on Form 10-K for the year ended December 25, 2012, as filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2013.

(2)           The Registrant’s Current Reports on Form 8-K, as filed with the SEC on February 19, 2013 (Item 8.01 only), and May 17, 2013.

(3)           The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 26, 2013, as filed with the SEC on May 2, 2013.

(4)           The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A as filed with the SEC on October 1, 2004, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of it from the date of filing of such documents.  The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed”  with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Certificate of Incorporation and Bylaws of the Registrant provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of any director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit.

Article VI of the Registrant’s Certificate of Incorporation provides that:

“[n]o director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the General Corporation Law of the State of Delaware; or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware shall be amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omission occurring prior to, such repeal or modification.”

The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

In addition, the Registrant may, from time to time, enter into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide for the indemnification of directors and executive officers of the Registrant to the fullest extent permitted by Delaware law, whether or not expressly provided for in our Bylaws, and set forth the process by which claims for indemnification are considered.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8.                                 Exhibits.

Exhibit No.	Description of Exhibit

4.1	Texas Roadhouse, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Texas Roadhouse, Inc. Proxy Statement on Schedule 14A filed with the SEC on April 5, 2013)

5	Opinion of Frost Brown Todd LLC

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Frost Brown Todd LLC (contained in their opinion filed as Exhibit 5)

24	Powers of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings.

A.    The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to applicable law, the Registrant’s Certificate of Incorporation, as it may be amended from time to time, the Registrant’s Bylaws or the Registrant’s indemnification agreements, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Louisville, Kentucky on this 17th day of May, 2013.

By:	/s/ W. Kent Taylor
W. Kent Taylor
Chief Executive Officer

POWER OF ATTORNEY

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints W. Kent Taylor and G. Price Cooper, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutions, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Kent Taylor	Chairman of the Company,	May 17, 2013
W. Kent Taylor	Chief Executive Officer, Director
(Principal Executive Officer)

/s/ G. Price Cooper	Chief Financial Officer	May 17, 2013
G. Price Cooper	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Gregory N. Moore	Director	May 17, 2013
Gregory N. Moore

/s/ Martin T. Hart	Director	May 17, 2013
Martin T. Hart

/s/ James F. Parker	Director	May 17, 2013
James F. Parker

	Director	May ,2013
James R. Ramsey

/s/ James R. Zarley	Director	May 17, 2013
James R. Zarley

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Texas Roadhouse, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Texas Roadhouse, Inc. Proxy Statement on Schedule 14A filed with the SEC on April 5, 2013)

5	Opinion of Frost Brown Todd LLC

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Frost Brown Todd LLC (contained in their opinion filed as Exhibit 5)

24	Powers of Attorney (included on the signature page of this Registration Statement)